                               CEPTOR CORPORATION
                            200 International Circle
                                   Suite 5100
                           Hunt Valley, Maryland 21030

                                December 6, 2005

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, D.C. 20549

                  Re:      CEPTOR CORPORATION
                           Registration Statement on Form SB-2
                           (Registration Number 333-129070)
                           --------------------------------

Ladies and Gentlemen:

         The purpose of this letter is to request the withdrawal of our prior request for acceleration, dated December 1, 2005, of the Registration Statement referred to above.

         We intend to make a subsequent request for acceleration of such
Registration Statement by separate letter to the Commission.

                                Very truly yours,

                                CEPTOR CORPORATION

                                By:  /s/ Donald W. Fallon
                                     --------------------
                                     Senior Vice President Finance and Administration,
                                     Chief Financial Officer and Secretary